Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On July 18, 2018, Independence Contract Drilling, Inc. (the “Company” or “ICD”), Patriot Saratoga Merger Sub, LLC, a wholly owned subsidiary of the Company (“Merger Sub”), Sidewinder Drilling LLC (“Sidewinder”) and MSD Credit Opportunity Master Fund, L.P., as Members’ Representative, entered into a definitive merger agreement (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into Sidewinder (the “Merger”), with Sidewinder surviving the merger and becoming a wholly owned subsidiary of the Company. Pursuant to the terms of the Merger Agreement, Sidewinder Series A members will receive 36,752,657 shares of the Company’s common stock (the “Specified Parent Common Stock”) in exchange for 100% of the outstanding member units of Sidewinder. The Merger will be accounted for using the acquisition method of accounting with the Company identified as the accounting acquirer.

Sidewinder owns 15 AC drilling rigs and four modern 1500hp SCR rigs, each marketed or operating in the Permian or Haynesville plays. Sidewinder also owns four smaller 1000hp SCR rigs and one smaller 1000hp AC rig, which ICD will use for spare equipment and does not intend to market following the Merger.

In addition, Sidewinder owns 11 mechanical rigs and related equipment located in the Utica and Marcellus plays. As these rigs are not consistent with ICD’s core strategy or geographic focus, ICD has agreed that these rigs can be disposed, with the Sidewinder unitholders receiving the net proceeds. Thus, in addition to the Specified Parent Common Stock, the Sidewinder Series A Members will be entitled to receive such member’s share of any Mechanical Rig Net Sales (as defined by the Merger Agreement), payable in accordance with the Merger Agreement to the extent such proceeds have not either been used to repay certain Sidewinder indebtedness or been paid as a dividend to the Sidewinder members prior to the closing of the Merger.

The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2018 and the year ended December 31, 2017 combine the historical statements of operations of the Company and Sidewinder, giving effect to the Merger as if it had occurred on January 1, 2017. The unaudited pro forma condensed combined balance sheet as of June 30, 2018 combines the historical condensed balance sheets of the Company and Sidewinder, giving effect to the Merger as if it had occurred on June 30, 2018. The historical condensed consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to events that are (1) directly attributable to the Merger, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the combined company’s results. The unaudited pro forma condensed combined financial statements are based on and should be read in conjunction with:

•

The Company’s historical audited financial statements for the year ended December 31, 2017, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and the Company’s historical unaudited financial statements for the quarterly period ended June 30, 2018 included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018.

•

Sidewinder’s historical audited financial statements as of and for the year ended December 31, 2017, which are included in the Company’s Current Report on Form 8-K filed with the SEC on July 31, 2018, and Sidewinder’s historical unaudited financial statements as of and for the six months ended June 30, 2018, which are included in this Current Report on Form 8-K.

The unaudited pro forma condensed combined financial statements have been presented for informational purposes only. Such pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial statements do not reflect any cost savings or operating synergies that the combined company may achieve as a result of the merger, the costs to integrate the operations of the Company and Sidewinder, or the costs necessary to achieve any such cost savings or operating synergies.

INDEPENDENCE CONTRACT DRILLING, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2018

(in thousands)	ICD	Sidewinder	Reclass and Restructuring Adjustments		Pro Forma Adjustments		Pro Forma Combined
Assets
Cash and cash equivalents	$2,554	$11,355	$(6,488	) A	$9,174	D	$16,595
Accounts receivable, net	19,702	21,496	—		—		41,198
Inventories	2,875	—	260	B	—		3,135
Assets held for sale	1,920	525	21,731	C	(17,231	) E	6,945
Prepaid expenses and other current assets (1)	3,986	4,826	(260	) B	(1,084	) F	7,468

Total current assets	31,037	38,202	15,243		(9,141)		75,341
Property, plant and equipment, net	279,082	211,613	(21,731	) C	25,101	G	494,065
Intangible assets, net	—	2,036	—		(2,036	) H	—
Other long-term assets, net	1,316	985	—		(927	) I	1,374

Total assets	$311,435	$252,836	$(6,488)		$12,997		$570,780

Liabilities and Stockholder’s Equity
Liabilities
Current portion of long-term debt	$541	$—	$—		$—		$541
Accounts payable and accrued liabilities	21,731	12,324	(288	) A	19,314	J	53,081

Total current liabilities	22,272	12,324	(288)		19,314		53,622
Long-term debt	59,490	154,308	(96,121	) A	10,032	K	127,709
Contingent consideration	—	—	—		4,500	L	4,500
Deferred income taxes	613	387	—		—		1,000
Other long-term liabilities	120	882	(881	) A	—		121

Total liabilities	82,495	167,901	(97,290)		33,846		186,952

Total equity	228,940	84,935	90,802	A	(20,849	) M	383,828

Total liabilities and equity	$311,435	$252,836	$(6,488)		$12,997		$570,780

(1)	For Sidewinder, includes $2.0 million of restricted cash in the form of certificates of deposit.

See notes to unaudited pro forma condensed combined financial statements

INDEPENDENCE CONTRACT DRILLING, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2018

(in thousands, except per share amounts)	ICD	Sidewinder	Mechanical Rigs (N)	Pro Forma Adjustments		Pro Forma Combined
Revenues	$51,381	$58,077	$(3,424)	$—		$106,034
Costs and expenses
Operating costs (1)	36,892	44,360	(1,432)	—		79,820
Selling, general and administrative	7,417	8,938	(3,142)	(1,396	) O	11,817
Depreciation and amortization	13,170	9,743	(1,036)	137	P	22,014
Asset impairment	(35)	2,389	—	—		2,354
Gain on disposition of assets, net	(415)	(57)	(731)	—		(1,203)

Total cost and expenses	57,029	65,373	(6,341)	(1,259)		114,802

Operating (loss) income	(5,648)	(7,296)	2,917	1,259		(8,768)
Interest expense	(1,881)	(8,419)	—	3,358	Q	(6,942)
Other income, net	—	31	—	—		31

(Loss) income before income taxes	(7,529)	(15,684)	2,917	4,617		(15,679)
Income tax (benefit) expense	(70)	203	6	—		139

Net (loss) income	$(7,459)	$(15,887)	$2,911	$4,617		$(15,818)

Loss per share:
Basic and diluted	$(0.20)					$(0.21)

Weighted average number of common shares outstanding:
Basic and diluted	38,188			36,753	R	74,941

(1)	For Sidewinder, includes $1.2 million of rig reactivation costs.

See notes to unaudited pro forma condensed combined financial statements

INDEPENDENCE CONTRACT DRILLING, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2017

(in thousands, except per share amounts)	ICD	Sidewinder Successor	Sidewinder Predecessor	Mechanical Rigs (N)	Pro Forma Adjustments		Pro Forma Combined
Revenues	$90,007	$93,320	$8,292	$(9,211)	$2,289	S	$184,697
Costs and expenses
Operating costs (1)	67,733	67,224	9,641	(6,195)	—		138,403
Selling, general and administrative (2)	13,213	9,900	8,119	—	—		31,232
Depreciation and amortization	25,844	18,347	4,748	(2,335)	(3,429	) T	43,175
Asset impairments, net of insurance recoveries	2,568	1,479	—	(1,165)	—		2,882
Loss (gain) on disposition of assets, net	1,677	59	(3)	(71)	—		1,662

Total cost and expenses	111,035	97,009	22,505	(9,766)	(3,429)		217,354

Operating (loss) income	(21,028)	(3,689)	(14,213)	555	5,718		(32,657)
Interest expense	(2,983)	(13,600)	(10,002)	—	12,733	U	(13,852)
Other income, net	—	54	—	—	—		54

(Loss) income before income taxes	(24,011)	(17,235)	(24,215)	555	18,451		(46,455)
Income tax expense	287	185	433	12	20	V	937

Net (loss) income	$(24,298)	$(17,420)	$(24,648)	$543	$18,431		$(47,392)

Loss per share:
Basic and diluted	$(0.64)						$(0.64)

Weighted average number of common shares outstanding:
Basic and diluted	37,762				36,753	R	74,515

(1)

For ICD, includes $1.1 million in rig reactivation costs. For Sidewinder, includes $3.7 million and $0.8 million of rig reactivation costs recorded in the Successor and Predecessor periods, respectively, and $0.7 million and $0.2 million in restructuring charges in the Successor and Predecessor periods, respectively.

(2)	For Sidewinder, includes restructuring charges of $1.4 million and $7.5 million in the Successor and Predecessor periods, respectively.

See notes to unaudited pro forma condensed combined financial statements

INDEPENDENCE CONTRACT DRILLING, INC.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Description of Transaction

On July 18, 2018, Independence Contract Drilling, Inc. (the “Company” or “ICD”), Patriot Saratoga Merger Sub, LLC, a wholly owned subsidiary of the Company (“Merger Sub”), Sidewinder Drilling LLC (“Sidewinder”) and MSD Credit Opportunity Master Fund, L.P., as Members’ Representative, entered into a definitive merger agreement (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into Sidewinder (the “Merger”), with Sidewinder surviving the merger and becoming a wholly owned subsidiary of the Company. Pursuant to the terms of the Merger Agreement, Sidewinder Series A members will receive 36,752,657 shares of the Company’s common stock (the “Specified Parent Common Stock”) in exchange for 100% of the outstanding Series A Common Units of Sidewinder (the “Series A Common Units”). The Merger will be accounted for using the acquisition method of accounting with the Company identified as the accounting acquirer. The Series C Units of Sidewinder will be cancelled pursuant to the Merger Agreement.

Sidewinder owns 15 AC drilling rigs and four modern 1500hp SCR rigs, each marketed or operating in the Permian or Haynesville plays. Sidewinder also owns four smaller 1000hp SCR rigs and one smaller 1000hp AC rig, which ICD will use for spare equipment and does not intend to market following the Merger.

In addition, Sidewinder owns 11 mechanical rigs and related equipment located in the Utica and Marcellus plays. As these rigs are not consistent with ICD’s core strategy or geographic focus, ICD has agreed that these rigs can be disposed, with the Sidewinder unitholders receiving the net proceeds. Thus, in addition to the Specified Parent Common Stock, the Sidewinder Series A Members will be entitled to receive such member’s share of any Mechanical Rig Net Sales (as defined by the Merger Agreement), payable in accordance with the Merger Agreement to the extent such proceeds have not either been used to repay certain Sidewinder indebtedness or been paid as a dividend to the Sidewinder members prior to the closing of the Merger.

In order to finance (i) a portion of the consideration of the Merger and to pay fees, commissions, severance and other expenses and costs related thereto, (ii) the repayment of a fixed amount of outstanding Sidewinder’s first lien notes ($58.5 million), (iii) the repayment of any Sidewinder debt under its revolving credit agreement, (iv) the repayment of the Company’s debt under its revolving credit agreement and (v) other transaction expenses, the Company expects to incur indebtedness of up to $130.0 million pursuant to the new Credit Facilities as defined below.

In connection with the Merger, the Company has entered into a commitment letter with MSD Partners (the “Term Loan Commitment Letter”). Pursuant to the Term Loan Commitment Letter, the Company has received commitments for (a) a senior secured term loan facility in an aggregate principal amount of up to $130.0 million (the “Term Loan Facility”) and (b) a delayed draw term loan facility in an aggregate principal amount of up to $15.0 million (the “DDTL Facility”, and together with the Term Loan Facility, the “Term Facilities”), with the proceeds of the Term Loan Facility being used by the Company to repay outstanding indebtedness of Sidewinder and of the Company as of the closing of the Merger. The Term Facilities will be a no-amortization loan with a maturity date five years after the execution date. The Term Facilities bear interest at LIBOR plus 7.5% and will be secured by a first priority lien on collateral (the “Term Priority Collateral”) other than accounts receivable, deposit accounts and other related collateral pledged as first priority collateral (“Priority Collateral”) under the ABL Credit Facility (defined below) and a second priority lien on such Priority Collateral.

In addition, the Company has entered into a commitment letter with Wells Fargo, National Association (the “ABL Commitment Letter”) with respect to a revolving senior secured credit facility (the “ABL Credit Facility”). Pursuant to the ABL Credit Facility, the Company has commitments for borrowing capacity of up to $40.0 million, including availability for letters of credit in an aggregate amount at any time outstanding not to exceed $7.5 million. Availability under the ABL Credit Facility will be subject to a borrowing base determined based on 85% of the net amount of eligible accounts of the Company, minus reserves. The ABL Credit Facility will be secured by a first priority lien on Priority Collateral, which will include all accounts receivable and deposit accounts, and a second priority lien on the Term Priority Collateral.

We collectively refer to the Term Facilities and the New ABL Credit Facility as the “Credit Facilities”.

On July 18, 2018, Sidewinder, all of the holders of their Series A Common Units, all of the holders of their Secured Notes due February 15, 2020 (“First Lien Notes”) and all of the holders of their Amended and Restated Secured Notes due February 15, 2020 (“Second Lien Notes”) entered into the Contribution, Exchange and Restructuring Agreement. Pursuant to the agreement and immediately prior to the closing of the Merger, the holders of the First Lien Notes will contribute a portion of their notes, and the holders of the Second Lien Notes will contribute all of their notes, in each case together with accrued and unpaid interest, in exchange for newly issued Series A Common Units of Sidewinder.

On July 18, 2018, Sidewinder entered into an agreement with certain holders of its Second Lien Notes to repurchase such notes, together with accrued and unpaid interest for an aggregate purchase price of approximately $6.5 million.

2. Basis of Presentation

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not intended to represent the consolidated results of operations or financial position of the combined company that would have been recorded had the merger been completed as of the dates presented and should not be taken as representative of future results of operations or financial position of the combined company. The unaudited pro forma condensed combined financial statements do not reflect the impacts of any potential operational efficiencies, cost savings or economies of scale that the combined company may achieve with respect to the combined operations of the Company and Sidewinder. Additionally, the pro forma statements of operations do not include non-recurring expenses or gains and the related tax effects that result directly from the Merger. The Merger represents a change of control as defined under the Company’s 2012 Omnibus Long-Term Incentive Plan, which will result in the vesting or forfeiture of all of the Company’s outstanding stock-based compensation awards. This will result in a non-cash charge estimated at $2.6 million that is not reflected in these unaudited pro forma condensed combined financial statements.

The Merger is reflected in the unaudited pro forma condensed combined financial statements using the acquisition method of accounting. As such, the total estimated purchase price as described in Note 3, will be measured at the closing date of the Merger using the market price of the Company’s common stock on that date. This may result in a different value for the merger consideration than that assumed for purposes of preparing these unaudited pro forma condensed combined financial statements. The assets and liabilities of Sidewinder have been adjusted to fair value based on various preliminary estimates using assumptions that the Company’s management believes are reasonable and using information that is currently available. Upon closing the Merger, additional information will be available that could materially affect these estimates. Additionally, many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts. To the extent these preliminary estimates are refined and revised based on updated information at closing, materially different values may result.

An excess of the purchase price over the estimated fair values of identified assets and liabilities will be allocated to goodwill, while a shortfall will be recognized as a bargain purchase gain.

Upon completion of the Merger, further review of Sidewinder’s accounting policies and financial statement presentation may result in revisions to Sidewinder’s historical presentation and classification to conform to the Company’s presentation and classification.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of the Company and accompanying notes filed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and the Company’s Quarterly Report on Form 10-Q for the six months ended June 30, 2018, as well as Sidewinder’s historical financial statements included in Exhibit 99.2 to this Form 8-K.

3. Estimated Merger Related Consideration and Purchase Price Allocation

Under the terms of the Merger Agreement, the Company will issue an aggregate 36,752,657 shares of the Company’s common stock in exchange for 100% of the outstanding Sidewinder member units. Additionally, the Company will repay $58.5 million of Sidewinder’s existing indebtedness at the closing of the Merger. Using the closing price of $3.85, the Company’s common stock on August 14, 2018, the following represents the estimate of merger related consideration:

(in thousands, except share price)
Equity consideration:
Number of shares of ICD stock to be issued	36,753
ICD common share price on August 14, 2018	$3.85

Equity consideration	$141,498
Other consideration:
Sidewinder existing indebtedness repaid by ICD	$58,512

Estimated merger related consideration	$200,010

The value of the final merger consideration will fluctuate based upon changes in the Company’s share price at the closing date. This will likely result in a difference in the value the equity component of the merger consideration used in these unaudited pro forma condensed combined financial statements, and that difference may be material.

Assuming a 10% change in the market price of the Company’s common stock, the estimated merger consideration would increase or decrease by approximately $14.1 million. Such an increase or decrease would result in a corresponding increase or decrease to the bargain purchase gain.

The following is a preliminary allocation of the merger related consideration to the assets to be acquired and liabilities to be assumed:

(in thousands)
Current assets	$35,130
Non-current assets	215,551

Total assets acquired	250,681
Liabilities assumed or created	(28,519)

Net assets acquired	222,162
Less: Estimated merger consideration	(200,010)

Estimated bargain purchase gain	$22,152

When the fair value assigned to the net assets acquired exceeds the consideration transferred in an acquisition, the difference is reflected as a bargain purchase gain. The bargain purchase gain in this transaction is primarily attributable to the significantly depressed land drilling industry market capitalizations since the downturn that began in late-2014. These depressed market capitalizations imply fair values which are below the fair values of the net assets estimated by the Company’s management.

4. Adjustments

A. Represents the conversion of $89.6 million of Sidewinder’s historical indebtedness, along with accrued and unpaid interest, both current and long-term, to equity just prior to, and in connection with, the merger transaction pursuant to Sidewinder’s Contribution, Exchange and Restructuring Agreement. Also reflects the repurchase of $6.5 million of notes by Sidewinder pursuant to an agreement with a Second Lien Note holder.

B. Represents a reclass of Sidewinder inventories to conform to the Company’s presentation.

C. Represents a reclassification of Sidewinder’s mechanical rigs from property, plant and equipment, net to assets held for sale. The Company’s business strategy is focused entirely on the operation of pad-optimal drilling rigs within the geographic areas of Texas and its contiguous states, which differs from Sidewinder’s historical business strategy, which included the marketing of mechanical rigs, as well as operations in the Utica and Bakken resource plays. As a result of this change in operating strategy, pursuant to the merger agreement, these rigs will not be operated by the Company, but will be held for sale, with 100% of any net proceeds being paid to the members of Sidewinder.

D. Represents the pro forma adjustments to cash and cash equivalents as follows (in thousands):

Proceeds from new term loan	$130,000
Repayment of ICD credit facility	(58,782)
Repayment of $58.5 million of Sidewinder historical indebtedness	(58,512)
Repayment of ICD accrued interest	(82)
Payment of debt issuance costs on new revolving credit facility	(450)
Payment of debt issuance costs on new term loan (1)	(3,000)

$9,174

(1)	Includes 2% commitment fee plus estimated expenses.

The pro forma adjustments to cash and cash equivalents reflect the proceeds of the new term loan, which will be used primarily to repay the historical indebtedness of the Company and Sidewinder, together with accrued and unpaid interest, as well as to pay the related debt issuance costs on the new Term Loan Facility and the new ABL Credit Facility.

E. To reduce the carrying amount of the mechanical rigs held for sale for the benefit of the Sidewinder members to their estimated fair value less the estimated costs to sell to sell the rigs.

F. To eliminate Sidewinders historical deferred expenses associated with drilling contracts related to deferred mobilization costs.

G. Represents the pro forma adjustment to record Sidewinder property plant and equipment at its estimated fair value, excluding the mechanical rigs that will not be operated by the Company and have been reclassified to assets held for sale.

H. To eliminate the historical intangible assets of Sidewinder.

I. Represents the pro forma adjustments to other long-term assets, net as follows (in thousands):

Elimination of ICD’s historical debt issuance costs	$(960)
Elimination of Sidewinder’s historical debt issuance costs	(417)
To record debt issuance costs on new revolving credit facility	450

$(927)

J. Represents the pro forma adjustments to accounts payable and accrued liabilities as follows (in thousands):

Estimate of additional ICD transaction costs	$7,802
Estimate of additional Sidewinder’s transaction costs	4,862
Elimination of accrued interest from repayment of ICD debt	(82)
Elimination of Sidewinder’s historical deferred revenues	(953)
Estimated fair value of Sidewinder’s drilling contracts	7,685

$19,314

The pro forma adjustment for the Company’s transaction costs include advisory and legal fees, as well as retention and severance payments. These amounts will be expensed as incurred, and while not reflected in the unaudited pro forma condensed combined statements of operations because they will not have a continuing impact to the combined company’s results of operations, they are however reflected as an adjustment to retained earnings on the pro forma balance sheets.

The pro forma adjustment of Sidewinder transaction costs include advisory and legal fees as well as amounts relating to employee benefits such as change in control payments. These amounts will be expensed by Sidewinder as incurred and are not reflected in the unaudited pro forma condensed combined statements of operations because they will not have a continuing impact to the combined company’s results of operations.

The pro forma adjustment to eliminate Sidewinder historical deferred revenues are primarily related to mobilization revenues that were previously paid by a customer as compensation to mobilize a rig to the drilling location. Such payments are deferred and amortized over the term of the related drilling contract. The deferred revenue does not represent future obligations of the Company and are eliminated from the pro forma financial statements.

The pro forma adjustment to record the estimated fair value of Sidewinder drilling contracts represents the intangible liabilities recognized for drilling contracts in place at the pro forma balance sheet date that have unfavorable contract terms as compared to current market day rates for comparable drilling rigs. The various factors considered in the pro forma adjustment are (1) the contracted day rate for each contract, (2) the remaining term of each contract, (3) the rig class and (4) the market conditions for each respective rig class at the pro forma balance sheet date. The intangible liabilities are computed based on the present value of the difference in cash inflows over the remaining contract term as compared to a hypothetical contract with the same remaining term at an estimated current market day rate using a risk-adjusted discount rate. The computed amount is subject to change based on contract positions and market conditions at the closing date of the merger. This balance will be amortized to operating revenues over the remaining contract terms on a straight-line basis. The remaining terms of these contracts range from 1 to 14 months, with a weighted average term of approximately 4 months.

K. Represents the pro forma adjustments to long-term debt as follows (in thousands):

To record new term loan	$130,000
Repayment of ICD credit facility	(58,782)
Repayment of $58.5 million of Sidewinder’s historical indebtedness	(58,512)
Elimination of Sidewinder’s historical debt issuance costs	326
To record debt issuance costs on new term loan	(3,000)

$10,032

L. To record the contingent consideration expected to be paid to the members of Sidewinder upon the sale of the mechanical rigs. This amount has been recorded at the estimated fair value of the mechanical rigs less the expected costs to sell.

M. Represents the pro forma adjustments to total equity as follows (in thousands):

Elimination of Sidewinder’s historical equity, including debt conversion	$(175,737)
ICD shares issued as merger consideration, par value	368
ICD shares issued as merger consideration, additional paid-in capital	141,130
Estimated additional ICD transaction costs	(7,802)
Estimated bargain purchase gain	22,152
Write-off of ICD historical debt issuance costs	(960)

$(20,849)

N. To eliminate the historical results of operations for the Sidewinder mechanical rigs that will not be operated by the Company, and are expected to be disposed of at or after the closing of the Merger.

O. Represents the pro forma adjustments for selling, general and administrative expense as follows:

Eliminate the transaction costs incurred to date by Sidewinder	$(953)
Eliminate the transaction costs incurred to date by ICD	(443)

$(1,396)

P. Represents the pro forma adjustments to depreciation expense as follows (in thousands):

Eliminate the historical depreciation and intangible amortization expense of Sidewinder	$(8,707)
Depreciation expense on Sidewinder’s assets at fair value conformed ICD depreciation policies	8,844

$137

The pro forma depreciation adjustments relate to the pro forma adjustment to record the estimated fair value of Sidewinder’s drilling rigs and related equipment after conforming depreciable lives and salvage values and computing depreciation using the straight-line method. The Sidewinder rigs were depreciated over their remaining estimated useful lives of between 5 and 13 years for these unaudited pro forma condensed combined financial statements.

Q. Represents the pro forma adjustments to interest expense as follows (in thousands):

Eliminate the historical interest expense of Sidewinder	$8,419
Eliminate the historical interest expense associated with ICD credit facility	1,823
Record interest expense and amortization of debt issuance costs related to new term loan	(6,764)
Record amortization of debt issuance costs related to new revolving credit facility	(120)

$3,358

The new term loan bears interest at LIBOR plus 7.5%, and a rate of 9.81% was assumed for these unaudited pro forma condensed combined financial statements.

R. Represents the pro forma adjustment for the Company’s shares of common stock issued to Sidewinder Series A members upon closing of the Merger.

S. To record the amortization of the intangible liability associated with Sidewinder’s drilling contracts that were at dayrates that were below the required returns on working capital, fixed assets and an assembled workforce, as if it had been amortized beginning on January 1, 2017.

T. Represents the pro forma adjustments to depreciation expense as follows (in thousands):

Eliminate the historical depreciation and intangible amortization expense of Sidewinder	$(20,760)
Depreciation expense on Sidewinder’s assets at fair value conformed ICD depreciation policies	17,331

$(3,429)

The pro forma depreciation adjustments relate to the pro forma adjustment to record the estimated fair value of Sidewinder’s drilling rigs and related equipment after conforming depreciable lives and salvage values and computing depreciation using the straight-line method. The Sidewinder rigs were depreciated over their remaining estimated useful lives of between 5 and 13 years for these unaudited pro forma condensed combined financial statements.

U. Represents the pro forma adjustments to interest expense as follows (in thousands):

Eliminate the historical interest expense of Sidewinder	$23,602
Eliminate the historical interest expense associated with ICD credit facility	2,899
Record interest expense and amortization of debt issuance costs related to new Term Loan Facility	(13,528)
Record amortization of debt issuance costs related to new ABL Credit Facility	(240)

$12,733

The new term loan bears interest at LIBOR plus 7.5%, and a rate of 9.81% was assumed for these unaudited pro forma condensed combined financial statements.

V. To record the tax impact of the pro forma adjustments.